EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 24, 2020	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Second Quarter and First Half of 2020

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the second quarter and the first half of 2020. Earnings for the second quarter of 2020 were $52.7 million as compared to earnings of $67.2 million for the second quarter of 2019. Earnings for the first half of 2020 were $92.9 million as compared to earnings of $130.8 million for the first half of 2019. The lower amount of net income in 2020 was driven primarily by significant merger-related expenses from the Carolina Financial Corporation (“Carolina Financial”) acquisition and a higher provision for loan losses resulting from an adverse future macroeconomic forecast as a result of the coronavirus (“COVID-19”) pandemic under the new Current Expected Credit Loss (“CECL”) accounting standard. The higher amount of provision expense resulting from COVID-19 is an industry-wide issue affecting bank earnings nationwide. Diluted earnings per share were $0.44 and $0.84 for the second quarter and first half of 2020, respectively, as compared to diluted earnings per share of $0.66 and $1.28 for the second quarter and first half of 2019, respectively.

Second quarter of 2020 results produced an annualized return on average assets of 0.87%, an annualized return on average equity of 5.40% and an annualized return on average tangible equity of 9.58%, respectively. For the first half of 2020, United’s annualized return on average assets was 0.85% while the annualized return on average equity was 5.16% and the annualized return on average tangible equity was 9.28%. United’s annualized returns on average assets, average equity and average tangible equity were 1.38%, 8.12% and 14.90%, respectively, for the second quarter of 2019 while the annualized returns on average assets, average equity and average tangible equity were 1.36%, 8.00% and 14.78%, respectively, for the first half of 2019.

“During the second quarter of 2020, we successfully completed the acquisition of Carolina Financial Corporation, headquartered in Charleston, South Carolina, which broadens our footprint in the Southeast,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Core earnings for the second quarter of 2020 continued to be good despite the current economic environment and significant merger expenses related to the acquisition of Carolina Financial. In addition, United has continued its focus on meeting our customers’ needs during the COVID-19 pandemic by suspending residential property foreclosures, offering fee waivers, providing payment deferrals, and processing over 8,000 loans totaling approximately $1.3 billion under the government Paycheck Protection Program.”

On May 1, 2020, United completed its acquisition of Carolina Financial. The results of operations for Carolina Financial are included in the consolidated results of operations from the date of acquisition. As a result of the acquisition, the second quarter and first half of 2020 were impacted by two months of increased levels of average balances, income, and expense as compared to the second quarter and first half of 2019. In addition, the second quarter and first half of 2020 included $46.4 million and $48.0 million, respectively, of merger-related expenses from the acquisition.

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Net interest income for the second quarter of 2020 was $170.6 million, which was an increase of $20.0 million or 13% from the second quarter of 2019. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the second quarter of 2020 was $171.6 million, an increase of $20.0 million or 13% from the second quarter of 2019 due mainly to an increase in average earning assets from the Carolina Financial acquisition. Average earning assets for the second quarter of 2020 increased $4.5 billion or 26% from the second quarter of 2019 due mainly to a $3.4 billion or 24% increase in average net loans. Average short-term investments increased $778.1 million or 101% while average investment securities increased $315.6 million or 12%. In addition, the average cost of funds for the second quarter of 2020 decreased 84 basis points due primarily to a decline in interest rates from the second quarter of 2019. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2020 was a decrease of 97 basis points in the average yield on earning assets as compared to the second quarter of 2019 due to the decline in market interest rates and the low yield on Paycheck Protection Program (“PPP”) loans. In addition, loan accretion on acquired loans was $9.5 million and $14.5 million for the second quarter of 2020 and 2019, respectively, a decline of $5.0 million. The net interest margin of 3.18% for the second quarter of 2020 was a decrease of 35 basis points from the net interest margin of 3.53% for the second quarter of 2019.

Net interest income for the first six months of 2020 was $312.1 million, which was an increase of $17.4 million or 6% from the first six months of 2019. Tax-equivalent net interest income for the first six months of 2020 was $313.9 million, an increase of $17.2 million or 6% from the first six months of 2019. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Carolina Financial acquisition. Average earning assets increased $2.4 billion or 14% from the first six months of 2019 as average net loans increased $1.8 billion or 13%. Average short-term investments and average investment securities increased $376.8 million or 50% and $204.8 million or 8%, respectively. In addition, the average cost of funds for the first half of 2020 decreased 55 basis points due primarily to a decline in interest rates from the first half of 2019. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2020 was a decrease of 67 basis points in the average yield on earning assets as compared to the first half of 2019 due to the decline in market interest rates and the low yield on the PPP loans. In addition, loan accretion on acquired loans was $19.1 million and $23.0 million for the first half of 2020 and 2019, respectively, a decline of $3.9 million. The net interest margin of 3.24% for the first half of 2020 was a decrease of 26 basis points from the net interest margin of 3.50% for the first half of 2019.

On a linked-quarter basis, net interest income for the second quarter of 2020 increased $29.1 million or 21% from the first quarter of 2020. United’s tax-equivalent net interest income for the second quarter of 2020 increased $29.3 million or 21% from the first quarter of 2020 due mainly to an increase in average earning assets from the Carolina Financial acquisition. Average earning assets increased $4.4 billion or 25% for the linked-quarter. Average net loans increased $3.2 billion or 23% while average investment securities increased $287.6 million or 11%. Average short-term investments increased $834.3 million or 117%. In addition, the average cost of funds for the second quarter of 2020 decreased 55 basis points due primarily to a decline in market interest rates from the first quarter of 2020. Loan accretion on acquired loans was flat at $9.5 million for the second quarter and first quarter of 2020. Partially offsetting the increases to tax-equivalent net interest income on a linked-quarter was a decrease of 51 basis points in the average yield on earning assets due mainly to the low yield on the PPP loans. The net interest margin of 3.18% for the second quarter of 2020 was a decrease of 12 basis points from the net interest margin of 3.30% for the first quarter of 2020.

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July 24, 2020

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For the quarters ended June 30, 2020 and 2019, the provision for credit losses was $45.9 million and $5.4 million, respectively, while the provision for the first six months of 2020 was $73.0 million as compared to $10.4 million for the first six months of 2019. These increases in 2020 were due mainly to a provision for loan losses of $29.0 million recorded on purchased non-credit deteriorated (“non-PCD”) loans from Carolina Financial and the impact from the reasonable and supportable forecasts for future macroeconomic scenarios used in the estimation of expected credit losses adversely impacted by the COVID-19 pandemic under the new CECL accounting standard adopted by United on January 1, 2020. Net charge-offs were $4.3 million and $5.9 million for the second quarter of 2020 and 2019, respectively. Net charge-offs were $11.0 million and $10.7 million for the first half of 2020 and 2019, respectively. Annualized net charge-offs as a percentage of average loans was 0.10% and 0.15% for the second quarter and first half of 2020, respectively. On a linked-quarter basis, the provision for loans losses increased $18.8 million due primarily to the provision expense recorded on the non-PCD loans acquired from Carolina Financial. Net charge-offs for the second quarter of 2020 decreased $2.3 million from the first quarter of 2020.

Noninterest income for the second quarter of 2020 was $88.4 million, which was an increase of $48.6 million or 122% from the second quarter of 2019. The increase was due mainly to an increase of $46.5 million in income from mortgage banking activities due to increased production and sales of mortgage loans in the secondary market as well as the addition of mortgage banking operations from the Carolina Financial acquisition. In addition, $1.5 million in mortgage servicing income was added as a result of the Carolina Financial acquisition.

Noninterest income for the first half of 2020 was $125.2 million, which was an increase of $54.2 million or 76% from the first half of 2019. The increase was due mainly to an increase of $50.5 million in income from mortgage banking activities due mainly to increased production and sales of mortgage loans in the secondary market and the addition of mortgage banking operations from the Carolina Financial acquisition. Net investment securities’ gains were $1.7 million for the first half of 2020 as compared to a net loss of $50 thousand for the first half of 2019, an increase of $1.8 million. In addition, $1.5 million in mortgage servicing income was added as a result of the Carolina Financial acquisition.

On a linked-quarter basis, noninterest income for the second quarter of 2020 increased $51.6 million or 140% from the first quarter of 2020 due mainly to an increase of $50.6 million in income from mortgage banking activities. The increase was due mainly to increased production and sales of mortgage loans in the secondary market as well as net gains on mortgage loan derivatives and the addition of mortgage banking operations from the Carolina Financial acquisition. Net investment securities’ gains were $1.5 million for the second quarter of 2020 as compared to a net gain of $196 thousand for the first quarter of 2020, an increase of $1.3 million. In addition, $1.5 million of mortgage servicing income was added in the second quarter of 2020 as a result of the Carolina Financial acquisition. Partially offsetting these increases was a decrease of $1.1 million in income from bank-owned life insurance policies (“BOLI”) due to the recognition of death benefits of $1.2 million in the first quarter of 2020.

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Noninterest expense for the second quarter of 2020 was $149.4 million, an increase of $49.2 million or 49% from the second quarter of 2019 due mainly to the additional employees and branch offices from the Carolina Financial acquisition as most major categories of noninterest expense showed increases. In particular, employee compensation increased $24.4 million (some of which was due to higher employee incentives and commissions mainly related to the increased mortgage banking production), employee benefits increased $4.2 million, net occupancy expenses increased $1.7 million, data processing expense increased $10.4 million which included a contract termination penalty of $9.7 million, mortgage loan servicing and impairment expense increased $2.4 million (includes $710 thousand for impairment on mortgage servicing rights) and other expense increased $10.6 million. Within other expense, merger-related expenses associated with the Carolina Financial acquisition were $5.5 million and the expense for the reserve for unfunded commitments increased $2.7 million, which includes $1.8 million for the expense related to the reserve for the acquired unfunded commitments from Carolina Financial. Partially offsetting the increases to noninterest expense were decreases of $518 thousand in Federal Deposit Insurance Corporation (“FDIC”) insurance expense due to lower premiums. Also, included in noninterest expense for the second quarter of 2019 were penalties of $5.1 million to prepay long-term Federal Home Loan Bank (“FHLB”) advances.

Noninterest expense for the first half of 2020 was $250.5 million, an increase of $60.9 million or 32% from the first half of 2019 due mainly to the additional employees and branch offices from the Carolina Financial acquisition. Employee compensation increased $30.0 million. Otherwise, employee compensation increased due to higher employee incentives and commissions expense mainly related to the mortgage banking production. Employee benefits increased $5.6 million, net occupancy expenses increased $2.0 million, data processing expense increased $10.7 million which included the contract termination penalty of $9.7 million, mortgage loan servicing and impairment expense increased $2.5 million (includes $710 thousand for impairment on mortgage servicing rights) and other expense increased $15.7 million. Within other expense, merger-related expenses associated with the Carolina Financial acquisition were $7.1 million, the expense for the reserve for unfunded commitments increased $3.6 million (includes $1.8 million for the expense related to the reserve for the acquired unfunded loan commitments from Carolina Financial), and the amortization of income tax credits increased $2.4 million which reduces the effective tax rate. Partially offsetting the increases to noninterest expense were decreases of $1.4 million in FDIC insurance expense due to lower premiums and $536 thousand in other real estate owned (“OREO”) expense due to fewer declines in fair value of OREO properties. Also, included in noninterest expense for the first half of 2019 were penalties of $5.1 million to prepay long-term FHLB advances.

On a linked-quarter basis, noninterest expense for the second quarter of 2020 increased $48.2 million or 48% from the first quarter of 2019 due primarily to the added employees and branch offices from the Carolina Financial acquisition. In particular, employee compensation expense increased $24.1 million (some of which was due to higher employee incentives and commissions mainly related to the increased mortgage banking production), employee benefits increased $2.0 million, net occupancy expense increased $1.3 million, data processing expense increased $10.4 million which included the contract termination penalty of $9.7 million, mortgage loan servicing and impairment expense increased $2.4 million (includes $710 thousand for impairment on mortgage servicing rights) and other expenses increased $6.8 million. Within other expense, merger-related expenses increased $4.0 million and the expense for the reserve for unfunded commitments increased $2.1 million, which includes $1.8 million for the expense related to the reserve for the acquired unfunded loan commitments from Carolina Financial.

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For the second quarter and first half of 2020, income tax expense was $11.0 million and $20.9 million as compared to $17.5 million and $34.9 million, respectively, for the second quarter and first half of 2019. These decreases were due to lower earnings and a lower effective tax rate, due mainly to income tax credits. On a linked-quarter basis, income tax expense increased $1.1 million due to higher earnings partially offset by a lower effective tax rate, due mainly to income tax credits from the first quarter of 2020. United’s effective tax rate was 17.3% for the second quarter of 2020, 20.7% for the second quarter of 2019 and 19.8% for the first quarter of 2020. For the first half of 2020 and 2019, United’s effective tax rate was 18.4% and 21.0%, respectively.

United’s asset quality continues to be sound relative to the current economic environment. At June 30, 2020, nonperforming loans were $156.3 million, or 0.87% of loans & leases, net of unearned income, as compared to nonperforming loans of $131.1 million, or 0.96% of loans & leases, net of unearned income, at December 31, 2019. Nonperforming loans of $37.9 million were added from the Carolina Financial acquisition. As of June 30, 2020, the allowance for loan losses was $215.1 million or 1.20% of loans & leases, net of unearned income, as compared to $77.1 million or 0.56% of loans & leases, net of unearned income, at December 31, 2019. The increase in the allowance for loan losses was due to the adoption of CECL, the impact of COVID-19 and the loans acquired from Carolina Financial. Total nonperforming assets of $186.2 million, including OREO of $29.9 million at June 30, 2020, represented 0.71% of total assets as compared to nonperforming assets of $146.6 million or 0.75% at December 31, 2019.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.8% at June 30, 2020 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.6%, 12.6% and 10.7%, respectively. The June 30, 2020 ratios reflects United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

As mentioned previously, United completed its acquisition of Carolina Financial during the second quarter of 2020. The acquisition of Carolina Financial expands United’s footprint in the Southeast region. At consummation, Carolina Financial had assets of approximately $5.0 billion, portfolio loans of $3.3 billion, and deposits of $3.9 billion. The aggregate purchase price was approximately $817.9 million. The number of shares issued in the transaction was 28.0 million. The preliminary purchase price has been allocated to the identifiable tangible and intangible assets resulting in preliminary additions to goodwill, trade name intangibles and core deposit intangibles of $316.8 million, $1.4 million and $3.0 million, respectively. United recorded fair value discounts of $51.6 million on the loans acquired, $562 thousand on investment securities, $272 thousand on OREO, $4.8 million on trust preferred issuances and $135 thousand on subordinated notes respectively, and premiums of $8.8 million on buildings acquired, $5.0 million on land acquired, $12.8 million on interest-bearing deposits, and $468 thousand on long-term FHLB advances, respectively. United also recorded an allowance for credit losses, including a reserve for unfunded commitments, of $50.6 million on the loans and commitments acquired split between $19.8 million for PCD loans and $30.8 million for non-PCD loans. The estimated fair values of the acquired assets and assumed liabilities, including identifiable intangible assets are preliminary as of June 30, 2020 and are subject to refinement as additional information relative to closing date fair values becomes available.

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As of June 30, 2020, United had consolidated assets of approximately $26.2 billion. United is the parent company of United Bank, the largest community bank headquartered in the D.C. Metro region. United Bank has 226 offices in West Virginia, Virginia, Ohio, Pennsylvania, Maryland, North Carolina, South Carolina, Georgia, and the nation’s capital. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2020 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2020 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity, return on tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect, such as statements about the potential impacts of the COVID-19 pandemic. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on United’s colleagues, the communities United serves, and the domestic and global economy, which may have an adverse effect on United’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and

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monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the successful integration of operations of Carolina Financial Corporation; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2020	June 30 2019	June 30 2020	June 30 2019
EARNINGS SUMMARY:
Interest income	$198,717	$199,245	$379,199	$388,342
Interest expense	28,115	48,692	67,079	93,621

Net interest income	170,602	150,553	312,120	294,721
Provision for credit losses	45,911	5,417	73,030	10,413
Noninterest income	88,390	39,795	125,196	71,018
Noninterest expenses	149,374	100,195	250,507	189,620

Income before income taxes	63,707	84,736	113,779	165,706
Income taxes	11,021	17,529	20,910	34,857

Net income	$52,686	$67,207	$92,869	$130,849

PER COMMON SHARE:
Net income:
Basic	$0.44	$0.66	$0.84	$1.28
Diluted	0.44	0.66	0.84	1.28
Cash dividends	$0.35	$0.34	0.70	0.68
Book value			32.35	32.70
Closing market price			$27.66	$37.09
Common shares outstanding:
Actual at period end, net of treasury shares			129,755,395	101,963,030
Weighted average- basic	119,823,652	101,773,643	110,559,363	101,833,880
Weighted average- diluted	119,887,823	102,047,845	110,624,976	102,099,809
FINANCIAL RATIOS:
Return on average assets	0.87%	1.38%	0.85%	1.36%
Return on average shareholders’ equity	5.40%	8.12%	5.16%	8.00%
Return on average tangible equity (non-GAAP) (1)	9.58%	14.90%	9.28%	14.78%
Average equity to average assets	16.07%	17.02%	16.47%	17.02%
Net interest margin	3.18%	3.53%	3.24%	3.50%

	June 30 2020	June 30 2019	December 31 2019	March 31 2020
PERIOD END BALANCES:
Assets	$26,234,973	$19,882,539	$19,662,324	$20,370,653
Earning assets	23,253,983	17,548,123	17,344,638	17,966,159
Loans & leases, net of unearned income	17,992,402	13,635,266	13,712,129	13,855,558
Loans held for sale	625,984	370,593	387,514	503,514
Investment securities	3,062,198	2,563,262	2,669,797	2,673,415
Total deposits	19,893,843	14,404,085	13,852,421	14,014,168
Shareholders’ equity	4,197,855	3,333,858	3,363,833	3,343,702

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2020	2019	2020	2020	2019
Interest & Loan Fees Income (GAAP)	$198,717	$199,245	$180,482	$379,199	$388,342
Tax equivalent adjustment	1,018	977	782	1,800	1,970

Interest & Fees Income (FTE) (non-GAAP)	199,735	200,222	181,264	380,999	390,312
Interest Expense	28,115	48,692	38,964	67,079	93,621

Net Interest Income (FTE) (non-GAAP)	171,620	151,530	142,300	313,920	296,691
Provision for Credit Losses	45,911	5,417	27,119	73,030	10,413
Non-Interest Income:
Fees from trust services	3,261	3,438	3,483	6,744	6,702
Fees from brokerage services	2,651	2,766	2,916	5,567	5,290
Fees from deposit services	8,055	8,464	7,957	16,012	16,517
Bankcard fees and merchant discounts	718	1,102	993	1,711	2,258
Other charges, commissions, and fees	610	576	518	1,128	1,097
Income from bank-owned life insurance	1,291	1,326	2,388	3,679	3,153
Income from mortgage banking activities	68,213	21,704	17,631	85,844	35,385
Mortgage loan servicing income	1,534	0	0	1,534	0
Net gains (losses) on investment securities	1,510	109	196	1,706	(50)
Other non-interest revenue	547	310	724	1,271	666

Total Non-Interest Income	88,390	39,795	36,806	125,196	71,018

Non-Interest Expense:
Employee compensation	68,664	44,301	44,541	113,205	83,250
Employee benefits	12,779	8,578	10,786	23,565	18,009
Net occupancy	10,318	8,667	9,062	19,380	17,418
Data processing	15,926	5,567	5,506	21,432	10,729
Amortization of intangibles	1,646	1,754	1,577	3,223	3,508
OREO expense	607	633	906	1,513	2,049
Equipment expense	5,004	3,675	3,845	8,849	6,990
FDIC insurance expense	2,782	3,300	2,400	5,182	6,600
Mortgage loan servicing expense and impairment	2,510	106	138	2,648	197
Prepayment penalties on FHLB borrowings	0	5,105	0	0	5,105
Other expenses	29,138	18,509	22,372	51,510	35,765

Total Non-Interest Expense	149,374	100,195	101,133	250,507	189,620

Income Before Income Taxes (FTE) (non-GAAP)	64,725	85,713	50,854	115,579	167,676
Tax equivalent adjustment	1,018	977	782	1,800	1,970

Income Before Income Taxes (GAAP)	63,707	84,736	50,072	113,779	165,706
Taxes	11,021	17,529	9,889	20,910	34,857

Net Income	$52,686	$67,207	$40,183	$92,869	$130,849

MEMO: Effective Tax Rate	17.30%	20.69%	19.75%	18.38%	21.04%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	June 30	June 30
	2020	2019	June 30	December 31	June 30
	Q-T-D Average	Q-T-D Average	2020	2019	2019
Cash & Cash Equivalents	$1,803,632	$955,838	$2,062,813	$837,493	$1,253,573
Securities Available for Sale	2,671,202	2,396,501	2,799,941	2,437,296	2,345,791
Less: Allowance for credit losses	0	0	0	0	0

Net available for sale securities	2,671,202	2,396,501	2,799,941	2,437,296	2,345,791
Securities Held to Maturity	1,235	7,315	1,235	1,446	6,461
Less: Allowance for credit losses	(10)	0	(14)	0	0

Net held to maturity securities	1,225	7,315	1,221	1,446	6,461
Equity Securities	8,940	13,082	9,875	8,894	9,098
Other Investment Securities	249,555	198,432	251,161	222,161	201,912

Total Securities	2,930,922	2,615,330	3,062,198	2,669,797	2,563,262

Total Cash and Securities	4,734,554	3,571,168	5,125,011	3,507,290	3,816,835

Loans held for sale	566,381	285,366	625,984	387,514	370,593
Commercial Loans & Leases	11,795,853	9,504,143	13,043,554	9,399,170	9,525,321
Mortgage Loans	3,730,995	3,038,958	3,745,085	3,107,721	3,050,786
Consumer Loans	1,259,424	1,065,490	1,243,915	1,206,657	1,063,839

Gross Loans	16,786,272	13,608,591	18,032,554	13,713,548	13,639,946
Unearned income	(7,645)	(5,241)	(40,152)	(1,419)	(4,680)

Loans & Leases, net of unearned income	16,778,627	13,603,350	17,992,402	13,712,129	13,635,266
Allowance for Loan & Leases Losses	(170,947)	(76,682)	(215,121)	(77,057)	(76,400)

Net Loans	16,607,680	13,526,668	17,777,281	13,635,072	13,558,866
Mortgage Servicing Rights	21,171	0	20,200	0	0
Goodwill	1,679,530	1,478,014	1,794,779	1,478,014	1,478,014
Other Intangibles	29,153	34,386	31,108	29,931	33,439
Operating Lease Right-of-Use Asset	65,115	63,503	70,655	57,783	63,113
Other Real Estate Owned	17,797	16,264	29,947	15,515	14,469
Other Assets	681,219	540,485	760,008	551,205	547,210

Total Assets	$24,402,600	$19,515,854	$26,234,973	$19,662,324	$19,882,539

MEMO: Interest-earning Assets	$21,653,742	$17,197,989	$23,253,983	$17,344,638	$17,548,123

Interest-bearing Deposits	$11,600,243	$9,753,724	$12,797,269	$9,231,059	$10,073,420
Noninterest-bearing Deposits	6,412,124	4,240,050	7,096,574	4,621,362	4,330,665

Total Deposits	18,012,367	13,993,774	19,893,843	13,852,421	14,404,085
Short-term Borrowings	144,866	136,230	176,168	374,654	122,159
Long-term Borrowings	2,070,557	1,879,154	1,633,891	1,838,029	1,783,567

Total Borrowings	2,215,423	2,015,384	1,810,059	2,212,683	1,905,726
Operating Lease Liability	68,917	67,240	74,435	61,342	66,821
Other Liabilities	184,604	118,469	258,781	172,045	172,049

Total Liabilities	20,481,311	16,194,867	22,037,118	16,298,491	16,548,681

Preferred Equity	0	0	0	0	0
Common Equity	3,921,289	3,320,987	4,197,855	3,363,833	3,333,858

Total Shareholders’ Equity	3,921,289	3,320,987	4,197,855	3,363,833	3,333,858

Total Liabilities & Equity	$24,402,600	$19,515,854	$26,234,973	$19,662,324	$19,882,539

MEMO: Interest-bearing Liabilities	$13,815,666	$11,769,108	$14,607,328	$11,443,742	$11,979,146

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Quarterly/Year-to-Date Share Data:	2020	2019	2020	2020	2019
Earnings Per Share:
Basic	$0.44	$0.66	$0.40	$0.84	$1.28
Diluted	$0.44	$0.66	$0.40	$0.84	$1.28

Common Dividend Declared Per Share:	$0.35	$0.34	$0.35	$0.70	$0.68

High Common Stock Price	$33.12	$39.88	$39.07	$39.07	$39.88
Low Common Stock Price	$21.52	$35.42	$19.67	$19.67	$30.67

Average Shares Outstanding (Net of Treasury Stock):
Basic	119,823,652	101,773,643	101,295,073	110,559,363	101,833,880
Diluted	119,887,823	102,047,845	101,399,181	110,624,976	102,099,809

Memorandum Items:

Common Dividends	$45,416	$34,688	$35,604	$81,020	$69,447

Dividend Payout Ratio	86.20%	51.61%	88.60%	87.24%	53.07%

			June 30	June 30	March 31
EOP Share Data:			2020	2019	2020
Book Value Per Share			$32.35	$32.70	$32.87
Tangible Book Value Per Share (non-GAAP) (1)			$18.28	$17.87	$18.06

52-week High Common Stock Price			$40.70	$39.95	$40.70
Date			11/05/19	08/21/18	11/05/19
52-week Low Common Stock Price			$19.67	$29.13	$19.67
Date			03/23/20	12/27/18	03/23/20

EOP Shares Outstanding (Net of Treasury Stock):			129,755,395	101,963,030	101,723,600

Memorandum Items:

EOP Employees (full-time equivalent)			3,039	2,212	2,206

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)			$4,197,855	$3,333,858	$3,343,702
Less: Total Intangibles			(1,825,887)	(1,511,453)	(1,506,368)

Tangible Equity (non-GAAP)			$2,371,968	$1,822,405	$1,837,334
÷ EOP Shares Outstanding (Net of Treasury Stock)			129,755,395	101,963,030	101,723,600
Tangible Book Value Per Share (non-GAAP)			$18.28	$17.87	$18.06

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended	Six Months Ended
June	June	March	June	June
Selected Yields and Net Interest Margin:	2020	2019	2020	2020	2019
Net Loans	4.21%	5.10%	4.60%	4.38%	5.01%
Investment Securities	2.44%	2.90%	2.70%	2.56%	2.91%
Money Market Investments/FFS	0.49%	2.81%	2.23%	1.04%	3.00%
Average Earning Assets Yield	3.70%	4.67%	4.21%	3.93%	4.60%
Interest-bearing Deposits	0.67%	1.46%	1.19%	0.90%	1.41%
Short-term Borrowings	0.54%	1.79%	1.34%	0.93%	1.69%
Long-term Borrowings	1.68%	2.70%	2.21%	1.95%	2.73%
Average Liability Costs	0.82%	1.66%	1.37%	1.07%	1.62%
Net Interest Spread	2.88%	3.01%	2.84%	2.86%	2.98%
Net Interest Margin	3.18%	3.53%	3.30%	3.24%	3.50%

Selected Financial Ratios:

Return on Average Assets	0.87%	1.38%	0.82%	0.85%	1.36%
Return on Average Common Equity	5.40%	8.12%	4.82%	5.16%	8.00%
Return on Average Tangible Equity (non-GAAP) (1)	9.58%	14.90%	8.77%	9.28%	14.78%
Efficiency Ratio	57.68%	52.64%	56.71%	57.28%	51.85%

Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$52,686	$67,207	$40,183	$92,869	$130,849
(b) Number of days	91	91	91	182	181
Average Total Shareholders’ Equity (GAAP)	$3,921,289	$3,220,987	$3,350,652	$3,620,425	$3,299,061
Less: Average Total Intangibles	(1,708,683)	(1,512,400)	(1,507,272)	(1,607,977)	(1,513,279)

(c) Average Tangible Equity (non-GAAP)	$2,212,606	$1,808,587	$1,843,380	$2,012,448	$1,785,782
Return on Tangible Equity (non-GAAP) [(a) / (b)] x 365 / (c)	9.58%	14.90%	8.77%	9.28%	14.78%

June 30	June 30	March 31	December 31
2020	2019	2020	2019
Loan / Deposit Ratio	90.44%	94.66%	98.87%	98.99%
Allowance for Loan & Lease Losses/ Loans, net of unearned income	1.20%	0.56%	1.12%	0.56%
Allowance for Credit Losses (1)/ Loans, net of unearned income	1.26%	0.57%	1.17%	0.57%
Nonaccrual Loans / Loans, net of unearned income	0.38%	0.52%	0.46%	0.46%
90-Day Past Due Loans/ Loans, net of unearned income	0.06%	0.09%	0.05%	0.07%
Non-performing Loans/ Loans, net of unearned income	0.87%	1.05%	0.96%	0.96%
Non-performing Assets/ Total Assets	0.71%	0.79%	0.73%	0.75%
Primary Capital Ratio	16.72%	17.09%	17.08%	17.44%
Shareholders’ Equity Ratio	16.00%	16.77%	16.41%	17.11%
Price / Book Ratio	0.85	x	1.13	x	0.70	x	1.17	x
Price / Earnings Ratio	15.74	x	14.08	x	14.56	x	15.14	x

Note:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data and Number of Loans Serviced)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Mortgage Banking Segment Data:	2020	2019	2020	2020	2019
Applications	$2,189,008	$1,278,000	$2,054,000	$4,243,008	$2,144,000
Loans originated	1,692,297	801,926	904,949	2,597,246	1,256,514
Loans sold	$1,636,063	$680,986	$793,392	$2,429,455	$1,138,178
Purchase money % of loans closed	42%	81%	49%	44%	83%
Realized gain on sales and fees as a % of loans sold	2.49%	2.76%	2.82%	2.60%	2.76%
Net interest income	$2,246	$111	$949	$3,195	$166
Other income	71,013	23,501	21,190	92,203	39,607
Other expense	35,261	18,771	20,757	56,018	33,613
Income taxes	6,946	1,004	273	7,219	1,286
Net income	$31,052	$3,837	$1,109	$32,161	$4,874

	June	June	December	March
Period End Mortgage Banking Segment Data:	2020	2019	2019	2020
Locked pipeline	$889,275	$305,843	$143,465	$739,322
Balance of loans serviced	$3,552,292	$0	$0	$0
Number of loans serviced	25,609	0	0	0

	June	June	December	March
Asset Quality Data:	2020	2019	2019	2020
EOP Non-Accrual Loans	$67,669	$71,123	$63,209	$64,036
EOP 90-Day Past Due Loans	11,150	12,729	9,494	7,051
EOP Restructured Loans (1)	77,436	58,750	58,369	61,470

Total EOP Non-performing Loans	$156,255	$142,602	$131,072	$132,557
EOP Other Real Estate Owned	29,947	14,469	15,515	15,849

Total EOP Non-performing Assets	$186,202	$157,071	$146,587	$148,406

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Allowance for Loan Losses:	2020	2019	2020	2020	2019
Beginning Balance	$154,923	$76,886	$77,057	$77,057	$76,703
Cumulative Effect Adjustment for CECL	0	0	57,442	57,442	0

	154,923	76,886	134,499	134,499	76,703
Initial allowance for acquired PCD loans	18,635	0	0	18,635	0
Gross Charge-offs	(5,634)	(7,588)	(8,761)	(14,395)	(14,002)
Recoveries	1,290	1,685	2,073	3,363	3,286

Net Charge-offs	(4,344)	(5,903)	(6,688)	(11,032)	(10,716)
Provision for Loan & Lease Losses	45,907	5,417	27,112	73,019	10,413

Ending Balance	$215,121	$76,400	$154,923	$215,121	$76,400
Reserve for lending-related commitments	11,946	1,752	7,742	11,946	1,752

Allowance for Credit Losses (2)	$227,067	$78,152	$162,665	$227,067	$78,152

Notes:

(1)

Restructured loans with an aggregate balance of $59,916, $48,586, $51,775 and $48,387 at June 30, 2020, June 30, 2019, March 31, 2020 and December 31, 2019, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.